Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-234-0926, rlataille@ufpt.com

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q3 Results

Georgetown, Mass., November 4, 2015.  UFP Technologies, Inc.  (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.0 million or $0.28 per diluted common share outstanding for its third quarter ended September 30, 2015, compared to net income of $2.1 million or $0.29 per diluted common share outstanding for the same period in 2014.  Sales for the third quarter were $34.4 million, 2.7% lower than third quarter sales of $35.4 million in 2014.  Net income for the nine-month period ended September 30, 2015 was $5.9 million or $0.82 per diluted common share outstanding compared to $6.0 million or $0.84 per diluted common share outstanding for the same 2014 period.  Sales for the nine-month period ended September 30, 2015 were $104.9 million compared to sales of $104.0 million for the same period in 2014.

“I am pleased with our continued progress,” said R. Jeffrey Bailly, Chairman & CEO.  “Despite a small drop in sales, operating income before restructuring charges increased slightly.  This is due in part to several major initiatives we’ve completed in recent years to improve operating efficiency.  Two more — a Northeast plant consolidation and the final phase of our ERP system implementation — should be complete within six months.  We expect the Northeast consolidation will yield $1 million in savings annually.”

“We are very excited about completing the last of these multi-year initiatives,” Bailly added.  “Putting them behind us will not only leave us with a much more efficient operation, but also free up key resources to once again focus on growing our business and further strengthening our platform.  We expect this will have a significant impact on our growth prospects and ability to compete.”

“In other news, we continue to experience strong growth in the medical market,” Bailly said.  “We have secured or are finalizing several new long-term contracts, including a five-year deal worth an estimated $45 million that would more than double annual revenue with a key customer.  In addition, we are seeing more acquisition activity.  Although we did end one recent negotiation in its final stages due to concerns raised by our due diligence process, we will continue to pursue opportunities that can enhance our value to customers and shareholders.  For all the reasons described here, we believe UFP is stronger than ever and poised to grow in 2016 and beyond.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the medical, automotive, consumer, electronics, industrial and aerospace and defense markets, statements regarding anticipated new customer contracts, anticipated advantages relating to the Company’s decisions to consolidate its Midwest, California and Northeast facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, anticipated advantages the Company expects to realize as a result of its new enterprise resource planning software system and the expected timing associated therewith, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the risk that the Company may not be able to finalize anticipated new customer contracts, including the 5-year deal worth an estimated $45 million, risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$34,441	$35,406	$104,917	$104,040
Cost of sales	24,931	25,654	76,475	75,566
Gross profit	9,510	9,752	28,442	28,474
SG&A	5,604	5,940	18,404	18,368
Restructuring costs	851	772	959	1,096
Gain on sale of fixed assets	—	(58)	(31)	(70)
Operating income	3,055	3,098	9,110	9,080
Interest income (expense), net	9	(20)	(7)	(69)
Other income	—	101	—	201
Income before income taxes	3,064	3,179	9,103	9,212
Income taxes	1,072	1,113	3,186	3,224
Net income from consolidated operations	$1,992	$2,066	$5,917	$5,988

Net income per share outstanding	$0.28	$0.29	$0.83	$0.85
Net income per diluted share outstanding	$0.28	$0.29	$0.82	$0.84

Weighted average shares outstanding	7,131	7,055	7,108	7,018
Weighted average diluted shares outstanding	7,230	7,186	7,212	7,170

Consolidated Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets:
Cash	$29,355	$34,052
Receivables	19,255	16,470
Inventories	13,535	12,893
Other current assets	3,424	4,998
Net property, plant, and equipment	44,577	34,843
Other assets	10,091	10,434
Total assets	$120,237	$113,690
Liabilities and equity:
Short-term debt	$1,009	$993
Accounts payable	4,732	5,398
Other current liabilities	6,442	5,222
Long-term debt	1,112	1,873
Other liabilities	5,387	5,212
Total liabilities	18,682	18,698
Total equity	101,555	94,992
Total liabilities and stockholders’ equity	$120,237	$113,690